Company Contact:         Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:     Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Delta Apparel Reports Fiscal 2016 Third Quarter and Nine-Month Results
Continued margin expansion yields strong bottom line
Salt Life revenue grows 45% for the quarter and 30% year to date

GREENVILLE, SC – August 8, 2016—Delta Apparel, Inc. (NYSE MKT: DLA) today reported earnings per diluted share for its fiscal third quarter ended July 2, 2016, of $0.32 on net sales of $111.6 million. Excluding the $1.8 million pre-tax charge taken during the quarter in connection with the previously announced manufacturing realignment comprised of $1.6 million in restructuring activities and $0.2 million in manufacturing inefficiencies, earnings would have been $0.50 per diluted share. This compares with earnings of $0.55 per diluted share for the prior year third quarter on net sales of $120.5 million. While net sales in the 2016 third quarter were negatively impacted by continued weakness in the retail environment and the absence of the Kentucky Derby license, which the Company did not seek to renew for this year, continued strong gross margins resulted in a year-over-year margin expansion of 150 basis points.

For the first nine months of fiscal 2016, net sales were $310.9 million compared with $328.9 million in the prior year period, which included $13.0 million in sales attributed to the since-divested The Game business and the discontinued Kentucky Derby license. Net income increased to $6.7 million, or $0.84 per diluted share, compared to $3.9 million, or $0.48 per diluted share, in the prior year period.

Basics Segment Review
Gross margin expansion of 210 basis points resulting from a stronger product mix and continued manufacturing efficiencies drove third quarter operating profit for the basics segment to $5.4 million, or 7.5% of sales. Net sales for the quarter were $72.1 million, 8.8% lower than the $79.0 million reported in the prior year’s third quarter. The decrease primarily resulted from a 10% decline in Activewear sales due to lower unit sales of basic tees and a $1.8 million reduction in private label sales. These declines were offset somewhat by more than 100% growth in fashion basics and nearly 50% growth in catalog full-package products. Continued progress in these two areas is expected to be a major driver of growth in the basics segment. While there has been a slowdown from lower call-outs and an over-inventoried environment within several international brands, the Company is experiencing strong growth from on-trend regional brands, as well as new customers acquired in 2015. Art Gun, which has solidified its leadership position in the digital printing marketplace, realized strong net sales growth of 28% for the quarter, with a 38% increase in units sold. Art Gun’s double-digit growth is expected to continue in the fourth quarter and into fiscal year 2017.

Branded Segment Review
Branded segment net sales for the quarter were $39.5 million, virtually level with the prior year period after adjusting for the Kentucky Derby license sales that did not recur in 2016. The branded segment produced operating profit of $2.7 million, or 6.7% of sales, for the quarter. Salt Life, driven by strong sell-through of its Spring 2016 line, continued its double-digit growth trend with 45% growth over the prior year period. The new Salt Life distribution center functioned extremely well, efficiently handling record-high shipment levels during the third quarter. Salt Life’s direct-to-consumer sales were generously augmented by 80% growth in its ecommerce site, www.saltlife.com. The build-out for the new Salt Life store in San Clemente, California is well underway and the store is expected to open in September. Strong demand for the Salt Life brand continues, and the Company believes that its continued double-digit growth trend will be accompanied by leveraged-cost efficiencies that should further improve margins in future quarters.

Soffe sales declined $1.6 million for the quarter, primarily due to the soft retail environment. However, Soffe has experienced notable growth with amazon.com and its own ecommerce websites, including a 33% sales increase from its recently relaunched B2B site and a 14% increase from its B2C site. The Company anticipates continued double-digit growth in Soffe’s ecommerce business over the next several quarters. Additionally Soffe’s improved product line, enhanced customer service and solid in-stock position continue to be instrumental in gaining floor space at key strategic sporting goods stores, which should further bolster Soffe’s return to growth. Junkfood’s specialty business performed well during the quarter, with sales growing 15%. However, that growth was insufficient to overcome sales declines at a national retailer that negatively impacted Junkfood’s business. That impact, combined with lower-than-expected boutique sales, resulted in a $1.7 million decline in net sales for the quarter.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “Delta Apparel has completed yet another quarter of solid profitability despite persistent softness in the retail apparel marketplace. Our intense focus on efficiency, cost savings and bottom-line growth that began nearly two years ago with various strategic initiatives has positioned us to compete from a position of strength even when the marketplace is weak. Our continued focus on those areas has resulted in a rigorous manufacturing realignment that is expected to significantly reset our manufacturing cost structure and carry an annual savings of approximately $8 million, or $0.70 per diluted share, beginning in the first half fiscal 2017 and becoming fully annualized by our 2017 fiscal year-end.

“To facilitate this realignment, we are expanding our Honduran textile and sew operations and have consolidated sew facilities in Mexico. We have also modernized our El Salvador screen-print operations. The manufacturing equipment for the expansion has been received and the vast majority of it is installed. We began operating the new equipment in June and should be at full production levels by the end of calendar 2016. In July, we closed our domestic textile operation in Maiden, North Carolina and are in negotiations on a contract to sell the real estate and certain equipment used in that operation. We are pleased that the facility may continue as a wet-processing facility and provide employment opportunities in the Maiden community. More than half of the expense for this realignment is reflected in our third quarter earnings and we expect the remainder, about $0.12 per diluted share, to be recorded in the fourth quarter.

“In addition, we are working to improve top-line growth by focusing on our business units with the highest immediate potential. Our new Salt Life store in San Clemente should leverage consumer enthusiasm for the ‘Salt Lifestyle’ that has made the brand so successful, and we plan to open a few stores each year for the next several years to continue to expand our geographic reach. We are also leveraging cross-selling opportunities inherent in our Art Gun business unit, which increasingly serves as a digital printing fulfillment service for other parts of our business, as well as other large e-retailers. Currently, over 20% of Junkfood’s ecommerce business is produced through Art Gun. By the same token, Art Gun utilizes Delta catalog blanks supplied by our Activewear business unit. Our ultimate goal is to thoroughly utilize the many opportunities to leverage talent and assets between our business units to promote growth.

“We believe Delta Apparel will continue to make solid progress over the next several quarters. While our recent initiatives have focused a great deal on improving margins and strengthening our bottom line, we are confident that the strength of our on-trend, high-quality products and solid marketing programs will bring renewed vigor to our top line as well. We are looking forward to a strong fourth quarter and continued success in 2017.”

Conference Call
The Company will hold a conference call with senior management to discuss its financial results today at 4:30 p.m. ET. The Company invites you to join the call by dialing 888-481-2864. If calling from outside the United States, please dial 719-325-2109. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through September 8, 2016. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 7684123.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel, headwear and related accessories. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; the inability to successfully implement certain strategic initiatives; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in ecommerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	Jul 2, 2016	Jun 27, 2015	Jul 2, 2016	Jun 27, 2015

Net Sales	$111,552	$120,525	$310,883	$328,947
Cost of Goods Sold	86,566	95,041	241,301	266,902
Gross Profit	24,986	25,484	69,582	62,045

Selling, General and Administrative	19,396	19,641	56,311	59,821
Restructuring Costs	1,663	-	1,663	-
Change in Fair Value of Contingent Consideration	(300)	(630)	(600)	(500)
Gain on Sale of Business	-	-	-	(7,704)
Other Income, Net	-	(424)	(178)	(579)
Operating Income	4,227	6,897	12,386	11,007

Interest Expense, Net	1,338	1,528	4,009	4,547

Income Before Provision for Income Taxes	2,889	5,369	8,377	6,460

Provision for Income Taxes	347	951	1,716	2,607

Net Income	$2,542	$4,418	$6,661	$3,853

Weighted Average Shares Outstanding
Basic	7,714	7,889	7,736	7,887
Diluted	8,002	8,099	7,971	8,089

Net Income per Common Share
Basic	$0.33	$0.56	$0.86	$0.49
Diluted	$0.32	$0.55	$0.84	$0.48

		Jul 2, 2016	Oct 3, 2015	Jun 27, 2015
		(Unaudited)	(Audited)	(Unaudited)

Current Assets
Cash		$772	$300	$360
Receivables, Net		59,865	62,741	66,496
Income Tax Receivable		111	-	-
Inventories, Net		167,147	148,372	149,399
Prepaids and Other Assets*		5,082	2,844	4,005
Total Current Assets		232,977	214,257	220,260

Noncurrent Assets
Property, Plant & Equipment, Net		43,625	39,653	38,121
Goodwill and Other Intangibles, Net		57,894	58,891	59,232
Deferred Income Taxes		5,559	7,294	6,831
Other Noncurrent Assets*		5,435	4,808	4,583
Total Noncurrent Assets		112,513	110,646	108,767

Total Assets	$345,490	$324,903	$329,027

Current Liabilities
Accounts Payable and Accrued Expenses*	$68,353	$74,345	$71,255
Income Tax Payable	-	87	184
Current Portion of Long-Term Debt	8,516	8,340	7,590
Total Current Liabilities	76,869	82,772	79,029

Noncurrent Liabilities
Long-Term Debt	113,786	93,872	104,585
Other Noncurrent Liabilities*	3,895	3,760	3,658
Total Noncurrent Liabilities	117,681	97,632	108,243

Shareholders' Equity	150,940	144,499	141,755

Total Liabilities and Shareholders' Equity	$345,490	$324,903	$329,027

* Certain amounts have been corrected in the prior year balance sheets to conform to the classification of those balances as of July 2, 2016.